UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2021

VINE ENERGY INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-40239	81-4833927
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5800 Granite Parkway, Suite 550 Plano, Texas		75024
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (615) 771-6701

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	VEI	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01. Entry into a Material Definitive Agreement.

On April 7, 2021, Vine Energy Holdings LLC (“Vine Holdings” or the “Company”), a Delaware limited liability company and subsidiary of Vine Energy Inc., completed its previously announced offering (the “Offering”) of $950,000,000 aggregate principal amount of 6.750% senior unsecured notes (the “New Notes”). The New Notes will mature on April 15, 2029, and interest is payable on the New Notes semiannually in arrears on April 15 and October 15 of each year, commencing on October 15, 2021. The Company used the net proceeds from the Offering, along with cash on hand, to redeem all of Vine Holdings’ 8.75% senior notes due 2023 (the “8.75% Notes”) and 9.75% senior notes due 2023 (the “9.75% Notes” and, together with the 8.75% Notes, the “Existing Notes”).

Indenture. The New Notes were issued pursuant to an indenture, dated April 7, 2021 (the “Indenture”), between Vine Holdings, the guarantors party thereto and Wilmington Trust, National Association, as trustee (the “Trustee”).

Redemption. The Company may redeem the New Notes, in whole at any time, or in part from time to time, prior to April 15, 2024 at a price equal to 100% of the principal amount of the New Notes to be redeemed plus a “make-whole” premium, plus accrued and unpaid interest, if any, to, but not including, the redemption date. The Company may also redeem the New Notes in whole at any time, or in part from time to time, on or after April 15, 2024 at certain specified redemption prices, plus accrued and unpaid interest, if any, to, but not including, the redemption date. In addition, the Company may redeem up to 40% of the aggregate principal amount of the New Notes at any time and from time to time prior to April 15, 2024 with the net proceeds of certain equity offerings at a price of 106.750% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the redemption date.

Change of Control. Upon the occurrence of a Change of Control Triggering Event (as defined in the Indenture), holders of the New Notes may require the Company to purchase some or all of their New Notes for cash at a price equal to 101% of the principal amount of the New Notes being purchased, plus accrued and unpaid interest, if any, to the date of purchase.

Key Covenants. The Indenture contains covenants that will limit the ability of the Company and certain of its subsidiaries to, among other things and subject to certain exceptions: (i) incur, assume or guarantee additional indebtedness; (ii) declare or pay dividends or make other distributions with respect to, or purchase or otherwise acquire or retire for value, equity interests; (iii) make any principal payment on, or redeem or repurchase, subordinated debt; (iv) make loans, advances or other investments; (v) incur liens; (vi) sell or otherwise dispose of assets, including capital stock of subsidiaries; (vii) consolidate or merge with or into, or sell all or substantially all assets to, another person; and (viii) enter into transactions with affiliates. The Indenture also provides for certain events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all the then outstanding New Notes to be declared immediately due and payable.

The foregoing description of the Indenture and the New Notes is qualified in its entirety by reference to the full text of the Indenture, which is filed with this Current Report on Form 8-K as Exhibit 4.1 and which is incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

On March 29, 2021, the Company directed Wilmington Trust, National Association, as trustee of the Company’s Existing Notes, to deliver conditional notices of redemption to the respective holders of each series of Existing Notes to redeem all $530,000,000 aggregate principal amount of the 8.75% Notes outstanding and all $380,000,000 aggregate principal amount of the 9.75% Notes outstanding. On April 8, 2021, the Existing Notes were redeemed in accordance with the optional redemption provisions contained in the indentures related thereto, as applicable.

Item 2.03. Creation of a Direct Financial Obligation.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Indenture, dated April 7, 2021, by and among Vine Energy Holdings LLC, the guarantors party thereto and Wilmington Trust, National Association, a national banking association, as trustee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 9, 2021	VINE ENERGY INC.

/s/ Eric D. Marsh
Name: Eric D. Marsh Title: President, Chief Executive Officer and Chairman of the Board